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                                                                    EXHIBIT 99.1

                                November 10, 1999





Vision Energy, Inc.
50 Briar Hollow Lane,
7th Floor West Building
Houston, Texas 77027

Attention:     Horace A. Calvert, Chairman of the Board
                and Chief Executive Officer

Dear Sirs:

         I hereby consent to act as a director of Vision Energy, Inc., a Delaware corporation, to be elected after consummation of the Company's Initial Public Offering of its common stock. In addition, I consent to being named in the Registration Statement relating to that Initial Public Offering as a director nominee who will be elected after consummation of the offering.

                                      Sincerely,

                                      /s/ JERRY S. COX

                                      Jerry S. Cox